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                                                                   EXHIBIT 23.3

                           [KPMG PEAT MARWICK LLP]





                      Consent of Independent Accountants



We consent to the incorporation by reference in the registration statement on Form S-3 of Microdyne Corporation of our report dated April 3, 1995 with respect to the balance sheets of Eagle Technology (a business unit of Artisoft, Inc.) as of June 30, 1994 and December 31, 1994 and the related statements of operations and business unit equity and cash flows for the six month periods ended June 30, 1994 and December 31, 1994, which report appears in the Form 8-K/A of Microdyne Corporation dated April 11, 1995 and to the reference to our firm under the heading "Experts" in the registration statement.



                                          /s/ KPMG PEAT MARWICK LLP

Phoenix, Arizona
June 13, 1995